Exhibit99.1

Vince Holding Corp. PROVIDES HOLIDAY Direct-To-Consumer SALES results for the Vince Brand

UPDATES FISCAL 2019 GUIDANCE to Reflect acquisition of rebecca taylor and Parker

NEW YORK, January 13, 2020 - Vince Holding Corp. (NYSE: VNCE), a leading global contemporary group, (“Vince” or the “Company”), today announced net sales results for the nine-week period ended January 4, 2020 for the Vince brand and updated its fiscal 2019 guidance for the Company to include Rebecca Taylor and Parker.

For the Vince brand, Direct-to-Consumer segment sales for the nine-week period ended January 4, 2020 increased approximately 11% versus the comparable period last year.  This increase was driven by comparable sales growth of approximately 6%, the opening of five net new stores since the end of the same period last year and sales from the Vince Unfold business launched in November 2018. Rebecca Taylor and Parker results had a minimal impact on the Direct-to-Consumer sales growth rates.

Brendan Hoffman, Chief Executive Officer, commented, “We are pleased with our holiday results as we see the momentum in the Vince brand continue in both our Direct-to-Consumer and Wholesale channels. We are seeing strong trends online and in our retail stores while Vince Unfold continues to drive incremental growth in our Direct-to-Consumer business. Notably, we continued to drive higher full-price sales and reduce promotional activity, which led to a more than 200 basis-point increase in our Direct-to-Consumer gross margin as compared to the same prior year period. In the Wholesale channel, we saw exceptional performance at our two department store partners, with their combined sales growth of the Vince brand in excess of 30%.  This performance is attributable to both favorable response to product as well as improved and increased floor space, which is enabling us to achieve further market share gains. We look forward to building on our successes as we continue to advance our growth strategies.

Mr. Hoffman continued, “We have begun the integration process for our recently acquired Rebecca Taylor and Parker brands.  We believe both of these brands are highly regarded and have significant long-term growth potential. We plan to employ the strategic playbook that drove the successful turnaround at the Vince brand. As part of this, we hired a new Senior Creative Director, Steven Cateron, to lead the creative direction and oversee this effort. Overall, we are excited to have assembled a distinctive portfolio of contemporary brands in which we can capitalize on our expertise to drive long term sustainable growth.”

Strategic growth initiatives for the Acquired Businesses

•	Accelerate Direct-to-Consumer business at Rebecca Taylor with brick-and-mortar stores and e-commerce initiatives
•	Extend apparel product classifications by leveraging core competencies of Vince
•	Grow Rebecca Taylor RNTD (rental business) and develop new revenue streams
•	Potential to drive operating margin expansion through:
-	Leveraging higher revenue
-	Benefiting from economies of scale
-	Creating operational efficiencies
•	Accelerate expansion of international distribution

Fiscal 2019 Outlook

The Company’s guidance for the Vince brand now incorporates the impact of higher tariff costs and additional strategic investments. Excluding these revisions, the fiscal 2019 outlook for the Vince brand remains unchanged.

Exhibit 1: Guidance for Vince Brand

Vince Brand
	Guidance, as of the third quarter fiscal 2019	New Tariff	New Strategic Investment	Current guidance, inclusive of new tariff and new strategic investment
Net Sales	$295 m - $305 m			$295 m - $305 m
Operating Income (loss), excluding non-cash impairment and transaction and related costs	$7.5 m - $9.5 m	$1.25 m	$0.75 m	$5.5 m - $7.5 m
Diluted EPS, excluding non-cash impairment and transaction and related costs				$0.08 - $0.25

Inclusive of Rebecca Taylor and Parker, for Fiscal 2019 the Company now expects:

•	Net sales to be between $365 million and $378 million. This compares to combined net sales of $363.5 million in fiscal 2018.
•

Operating loss of $0.5 million to operating income of $3.0 million, which excludes non-cash asset impairment charges of approximately $20.3 million recognized by Rebecca Taylor and Parker prior to the acquisition, as well as transaction and related costs of approximately $3.2 million.
This compares to combined reported operating income of $5.4 million in fiscal 2018, which included a $1.7 million non-cash asset impairment charge for Vince related to property and equipment of certain retail stores.

•	Capital expenditures to be between $4.0 million and $4.5 million.

Mr. Hoffman commented, “We believe that we are uniquely positioned to drive meaningful profitable growth for the Rebecca Taylor and Parker brands.  As we evaluated the Rebecca Taylor brand in particular, we saw an opportunity to acquire this company during a downturn in fiscal 2019 and leverage the same strategies that that led to significantly improved financial performance at the Vince brand to reinvigorate profitable growth. We expect to achieve low-single digit operating margin in fiscal 2020 for the Company and to drive further top line growth and margin expansion thereafter.”

Exhibit 2: Total Company Guidance

	Vince Brand	RT and Parker	Total Company
Net Sales	$295 m - $305 m	$70 m - $73 m	$365 m - $378 m
Operating Income (loss), excluding non-cash impairment and transaction and related costs	$5.5 m - $7.5 m	$(6.0) m - $(4.5) m	$(0.5) m - $3.0 m
Diluted EPS, excluding non-cash impairment and transaction and related costs	$0.08 - $0.25	$(0.58) - $(0.45)	$(0.50) - $(0.20)

The Acquisition was a transaction between commonly controlled entities. U.S. Generally Accepted Accounting Principles require the retrospective combination of the entities for all periods presented as if the combination had been in effect since the inception of common control.  Accordingly, the fiscal 2018 results presented above reflect the unaudited combined pro forma results of Vince, Rebecca Taylor and Parker brands which are subject to further review and potential adjustments therefrom, which are expected to be insignificant.

The holiday Direct-to-Consumer sales results reported in this press release are unaudited and preliminary. These amounts are based on currently available information, are subject to change following the completion of any customary financial closing procedures for the fiscal quarter ending February 1, 2020 and are not indicative of any actual results of such quarter, which may differ significantly from these unaudited preliminary amounts.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor, and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating California-inspired elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear and accessories through 49 full-price retail stores, 15 outlet stores, and its e-commerce site, vince.com as well as premium wholesale channels globally and through its subscription service, Unfold. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary lifestyle brand inspired by beauty in the everyday. The Rebecca Taylor collection is available at Rebecca Taylor boutiques and at rebeccataylor.com as well as high-end department and specialty stores worldwide as well is its subscription service. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand with high perceived value. The Parker collection is available at parkerny.com as well as high-end department and specialty stores worldwide. Vince Holding Corp. is headquartered in New York. Please visit www.vince.com for more information.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements under “Fiscal 2019 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the expected effects of the acquisition of Rebecca Taylor and Parker (the “Acquired Businesses”) on the Company; our

ability to integrate the Acquired Businesses with Vince, including our ability to retain customers, suppliers and key employees; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to comply with the obligations under our credit facilities; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; changes in laws and regulations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; changes in global economies and credit and financial markets; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill and indefinite-lived intangible assets; competition; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Contact:
Jean Fontana
ICR, Inc.
Jean.fontana@icrinc.com
646-277-1200